Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:
Larry Kenyon, Chief Financial Officer	Paul Arndt, Corporate Communications Manager
lkenyon@neophrm.com	parndt@neophrm.com
847-295-8678 x 210	847-295-8678 x 215

NEOPHARM ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

LAKE FOREST, Illinois — October 29, 2004 — NeoPharm, Inc. (Nasdaq: NEOL) today announced financial results for the third quarter and nine month periods ended September 30, 2004.

Third Quarter Ended September 30, 2004 Results

For the third quarter ended September 30, 2004, the Company reported a net loss of $13,954,570, or $0.60 per basic and diluted share, compared to a net loss of $12,219,597 or $0.65 per basic and diluted share in the third quarter of 2003.  The Company reported revenues of $84,740 from sales of NeoPhectin™ and NeoPhectin-AT™ during the third quarter of 2004, compared to no revenue for the third quarter of 2003.  Research and development costs increased by $1,456,933, to $10,621,195, compared to $9,164,262 in the third quarter of 2003, primarily due to our Phase III PRECISE clinical trial for our lead compound, IL13-PE38QQR.  General and administrative expenses increased by $508,257 to $3,712,207, compared to $3,203,950 in the third quarter of 2003, primarily due to compensation expense for stock options granted to the Company’s former CEO and expenses associated with the Company’s response to an ongoing consent solicitation initiated in the third quarter of 2004.

Nine Months Ended September 30, 2004 Results

For the nine months ended September 30, 2004, the Company reported a net loss of $42,961,241, or $1.88 per basic and diluted share, compared to a net loss of $39,915,664, or $2.12 per basic and diluted share for the same nine month period in 2003.  The Company reported revenues of $116,020 from sales of NeoPhectin™ and NeoPhectin-AT™ for the first nine months of 2004, compared to no revenue in the same nine month period in 2003.  Research and development costs increased approximately $8.8 million, to $33,878,801, compared to $25,040,104 during the first nine months of 2003 primarily due to the initiation of PRECISE in March 2004.  General and administrative expenses decreased approximately $5.6 million to $9,966,206, compared to $15,563,622 for the first nine months of 2003 primarily due to the completion of our arbitration case against Pharmacia in April 2004.

“I believe that we have made significant progress during the third quarter of 2004,” said Gregory P. Young, NeoPharm’s President and Chief Executive Officer.  “Since my first day on the job, my top priorities have been to cut expenses so as to postpone additional fundraising as long as prudently possible, and keep the Phase III PRECISE trial on track so as to complete enrollment as planned.  We have been able to reduce expenses by approximately 5% from the second quarter of 2004, while at the same time enrolling 33 patients in PRECISE during the quarter.

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Third Quarter Milestones & Achievements

•                  Gregory P. Young joined NeoPharm as President and Chief Executive Officer,

•                  Enrolled 33 PRECISE Patients during the quarter,

•                  NeoPharm dosed the first patient in a new Phase I Clinical Trial for IL13-PE38QQR for the treatment of malignant glioma at initial diagnosis,

•                  Signed a non-exclusive worldwide distribution and marketing agreement for NeoPhectin™ and NeoPhectin-AT™ with Nippon Genetics Co., Ltd.,

•                  Entered into a License Termination Agreement with Pfizer returning the development rights for LEP (liposome encapsulated paclitaxel) and LED (liposome encapsulated doxorubicin) to NeoPharm,

•                  Hosted Advances in Liposomes conference, which brought together distinguished experts and researchers to present and discuss recent advances in liposomes,

•                  Presented at the UBS Global Life Sciences Conference in New York,

As of October 28, 2004, 70 patients have been enrolled in the PRECISE Trial.  Current patient enrollment information for PRECISE is available at www.precisetrial.com/Updates.htm.  The information is updated at least monthly.

Analysis of Quarterly Results

During the third quarter ended September 30, 2004, NeoPharm’s efforts were devoted primarily to:

•                  Enrolling additional patients and opening additional study sites in the Phase III PRECISE clinical trial for its lead drug product candidate, IL13-PE38QQR,

•                  Advancing its lead NeoLipid™ drug product candidates (LEP-ETU and LE-SN38) through Phase I clinical development,

•                  Engaging in discussions with third parties for potential licensing of development rights to some of the Company’s drug product candidates,

•                  Responding to a consent solicitation initiated by the Company’s former Chairman of the Board of Directors, and

•                  Increasing sales for the Company’s cationic cardiolipin based transfection reagents, NeoPhectin™ and NeoPhectin-AT™.

Research and development expenses increased $1,456,933 during the third quarter of 2004 as compared to the third quarter of 2003. The increase in research and development expenses was related to increased spending on our clinical research and development programs of approximately $868 thousand primarily related to our Phase III PRECISE clinical trial for IL13-PE38QQR, and increased payroll related expenses of approximately $589 thousand for the three-month period ended September 30, 2004, also primarily related to PRECISE.

The increase of $508,257 in selling, general, and administrative expenses in the third quarter of 2004, as compared to the third quarter of 2003, was a direct result of compensation expense of approximately $374 thousand recognized in the third quarter of 2004 related to stock options granted to our former CEO while he was an employee, that remain exercisable while he provides services as a consultant to the Company, and $366 thousand in expenses incurred to respond to the consent solicitation initiated by John Kapoor seeking, among other things, to remove — without cause - the Company’s other non-employee directors.  The company reduced its other

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selling, general and administrative expenses by approximately $232 thousand during the third quarter of 2004.

Financial Projections

We currently expect a net loss for the fiscal year ending December 31, 2004 of approximately $56 to $58 million, or $2.44 and $2.53 per share in 2004.  As of September 30, 2004, the Company has cash and cash equivalents on hand of $75,756,502.

As a result of our budget and drug product evaluation, we are currently projecting a net loss for the fiscal year ending December 31, 2005 of approximately $42 to $46 million.  This estimate includes 2005 cost savings of approximately $4 million from a planned restructuring of approximately 25% of the Company’s workforce.  The Company expects to complete enrollment in 2005 in the Phase III PRECISE clinical trial for IL13-PE38QQR and also to complete enrollment during 2005 in the Phase I trial for IL13-PE38QQR in GBM patients at initial diagnosis.  Additionally, the Company’s NeoLipid programs will continue to move ahead with the completion of the LEP-ETU bioequivalency study in humans, the start of a LE-SN38 Phase II clinical trial in colorectal cancer patients in cooperation with The Cancer and Leukemia Group “B,” an NCI funded consortium, and the completion of a Phase I clinical trial for LErafAON, NeoPharm’s unique and proprietary cationic cardiolipin based formulation of antisense for the treatment of cancer.

“I have said all along that NeoPharm currently has more opportunities than cash,” continued Young.  “We have taken, and will continue to take, the necessary steps to reduce our expenditures.  IL13-PE38QQR is currently the Company’s most advanced drug product candidate.  For that reason, the Company will be committing a significant amount of its remaining capital resources to the development of IL13-PE38QQR.  As we continue to implement our cash conservation strategy, we expect to further fine-tune our cost estimates while working to maximize the value of the Company’s assets.  To do this, we intend to continue to identify and eliminate projects that have less value to the Company and seek partners for our pipeline in order to maximize shareholder value and advance our efforts to further conserve cash.”

Conference Call

NeoPharm will host a conference call today at 11:00 a.m. Eastern Time to discuss these financial results, business progress, development plans, and guidance for the fourth quarter and fiscal year 2005.

Friday, October 29, 2004 at 11:00 a.m. ET/10:00 a.m. CT

Domestic:                                              800-901-5217, passcode 47361281

International:                                        617-786-2964, passcode 47361281

Replays (available through Thursday, November 12, 2004.)

Domestic:                                              888-286-8010, passcode 14784479

International:                                        617-801-6888, passcode 14784479

The live call and replay will be available via webcast at www.neophrm.com.

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About NeoPharm

NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a portfolio of compounds in various stages of development.  Additional information about NeoPharm, recent news releases, and scientific abstracts can be obtained by visiting NeoPharm’s Website at: www.neophrm.com, or calling Paul Arndt at 847-295-8678.

Forward Looking Statements — This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to the initiation, progress and outcomes of clinical trials of the Company’s drug product candidates, including the PRECISE Trial,  and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production and marketing of the Company’s drug and non-drug compounds, uncertainty regarding the availability of third party production capacity, uncertainty regarding the outcome of damage claims made by or against the Company, the Company’s financial guidance and projections, the Company’s ability to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, uncertainty regarding the efforts of John N. Kapoor to obtain consent for, among other things, removal of four of the Company’s current independent directors, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results

NeoPharm, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three-Month Periods Ended September 30		Nine-Month Periods Ended September 30
	2004	2003	2004	2003

Revenues	$84,740	$—	$116,020	$—
Cost of revenues	3,466	—	4,008	—

Gross margin	81,274	—	112,012	—

Expenses:
Research and development	10,621,195	9,164,262	33,878,801	25,040,104
Selling, general, and administrative	3,712,207	3,203,950	9,966,206	15,563,622
Total expenses	14,333,402	12,368,212	43,845,007	40,603,726

Loss from operations	(14,252,128)	(12,368,212)	(43,732,995)	(40,603,726)

Interest income	297,558	148,615	771,754	688,062

Net loss	$(13,954,570)	$(12,219,597)	$(42,961,241)	$(39,915,664)

Net loss per share-basic and diluted	$(0.60)	$(0.65)	$(1.88)	$(2.12)

Shares used in computation of net loss per share:

Basic and diluted	23,284,925	18,832,741	22,815,559	18,822,903

Balance Sheet Data:

(Unaudited)

	September 30,	December 31,
	2004	2003
Cash and cash equivalents	$75,756,502	$36,958,941
Investments in marketable securities	$—	$4,166,351
Total assets	$80,911,101	$46,080,580
Current liabilities	$8,917,849	$6,063,225
Accumulated deficit	$(174,652,560)	$(131,691,319)
Total stockholders equity	$71,993,252	$40,017,355